EXHIBIT 99.1

                  Span-America Reports Fourth Quarter Results

    GREENVILLE, S.C.--(BUSINESS WIRE)--Nov. 2, 2006--Span-America
Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the fourth quarter and fiscal year ended September 30, 2006.

    "Span-America reported record sales of $51.6 million and record earnings of $3.1 million for fiscal 2006," stated Jim Ferguson, president and CEO of Span-America Medical Systems. "Our excellent results benefited from the strong performance of our medical segment that grew 21% to $36.7 million and accounted for 71% of total sales for the year.

    "Fourth quarter sales of medical products were a record $9.7 million, up from $9.4 million in the fourth quarter of the prior year. The continued growth in our medical business was offset by lower sales in our custom products segment that we experienced throughout the year. Fourth quarter custom product sales declined 19% to $3.8 million due to the phase-out of a consumer product line with Wal-Mart and the transition to a new private label line late in the quarter. The weak performance of our custom products segment was the major factor in fourth quarter sales being down 4% to $13.5 million and net income declining by 2% to $900,000, or $0.32 per diluted share, from the prior year's fourth quarter," continued Mr. Ferguson.

    Fourth Quarter Segment Review

    Medical Segment

    Medical segment sales increased 3% to $9.7 million compared with $9.4 million in the fourth quarter last year. The growth was primarily due to improved sales across the Company's broad line of proprietary therapeutic surfaces that grew 4% to $7.2 million and made up approximately 75% of total medical sales. Sales of the PressureGuard(R) CFT(R) mattress, including the private-label line of mattresses manufactured for Hill-Rom, were a major contributor to fourth quarter revenues.

    "Our rate of sales growth slowed in the medical segment in the fourth quarter from the double-digit rates experienced earlier this year," noted Mr. Ferguson. "This was partially due to the comparison with a very strong fourth quarter last year that included the shipment of two large orders at year-end. We remain optimistic about continued growth opportunities for our medical products based on our broad product line and continued focus on new product innovation."

    Sales of mattress overlays were up 9% due in part to a price increase earlier in the year, the Selan skin care line was up 7%, patient positioners were down 4%, and seating products were down 13% due partly to problems with a supplier of a component part.

    Custom Products Segment

    Custom products segment sales declined 19% to $3.8 million compared with $4.7 million in the fourth quarter of last year. Within this segment, consumer sales were down by 29% due primarily to lower sales of mattress pads to Wal-Mart. During the fourth quarter, the previous product line was phased out.

    "During the last month of the quarter, we began shipments of our new Fusion(TM) mattress pads to Wal-Mart," noted Mr. Ferguson. "The Fusion mattress pads are being sold under Wal-Mart's HomeTrends brand. Early indications from point-of-sale data indicate that the new product is selling well. We are optimistic that the Fusion line will improve our potential for consumer sales in future quarters.

    "Our industrial product line has shown solid progress in fiscal 2006 due to increased demand from existing customers in the recreation and automotive markets. Industrial sales were up 55% to $834,000 during the fourth quarter compared to $539,000 in the fourth quarter last year."

    Safety Catheter Segment

    Safety catheter segment sales rose to $49,000 in the fourth quarter of fiscal 2006 compared with $7,000 in the same quarter last year. Fourth quarter sales included $26,000 in sales of the Secure I.V.(R) safety catheter and $23,000 in sales of the HuberPro(R) safety Huber needle infusion set. There were no comparable sales of HuberPro in the prior year's fourth quarter and only minimal sales of Secure I.V.

    "We are more positive about the future of our safety catheter sales due to recently signed distribution agreements for Secure I.V. and the acquisition of the HuberPro product," stated Mr. Ferguson. "Secure I.V. is generating interest from our previously announced agreement with Novation, and we recently rolled out Secure I.V. to the emergency medical market through our distributor, Bound Tree Medical."

    Fourth Quarter Results

    Net sales for the fourth quarter of fiscal 2006 were down 4% to $13.5 million compared with $14.1 million in the fourth quarter last year. The sales decline occurred in the custom products segment, where sales were down 19% to $3.8 million compared with $4.7 million in the fourth quarter last year.

    Gross profit for the fourth quarter declined by 6% to $4.2 million compared with $4.5 million in the fourth quarter last year. The decline in gross profit was due to lower sales of custom products, a less profitable product mix within the medical segment and slightly higher manufacturing overhead expenses. The increase in overhead expense included costs for closing the Company's California manufacturing plant in the fourth quarter and relocating certain equipment to the South Carolina plant. The California manufacturing plant is being replaced by a distribution center located in Salt Lake City.

    "We believe our manufacturing efficiency will improve by shifting production to our main plant in South Carolina," noted Mr. Ferguson. "The addition of the Salt Lake City distribution facility, which opened in late October, will give us an attractive shipping point in the West. In addition, we expect to benefit from lower raw material costs for foam in South Carolina than in California."

    Operating income for the fourth quarter declined by 12% to $1.16 million from a record $1.32 million in the fourth quarter last year. The decline in operating profit during the quarter was due mainly to the drop in consumer sales and a less profitable product mix within the medical segment. This was partially offset by a reduced operating loss from the safety catheter segment that declined 24% in the fourth quarter to $245,000 from $325,000 in the fourth quarter last year. The decline in the safety catheter operating loss was mainly the result of higher sales volume and lower R&D expenses for Secure I.V. compared with the fourth quarter of the prior year.

    Fourth quarter operating profit margin declined to 8.6% from 9.4% primarily due to lower sales of consumer products and the medical mix change. Total SG&A expenses declined by 3% during the fourth quarter, reflecting the decline in consumer sales and lower R&D expenses in the safety catheter segment.

    Non-operating income was down 25% during the fourth quarter to $116,000 compared with $154,000 in the fourth quarter last year. Royalty income declined by $116,000 in the fourth quarter due to the expiration of the royalty agreement and related patents in December 2006. That decline was partly offset by a $47,000 gain on the sale of assets and by an increase in investment income due to higher interest rates on the Company's short-term investments.

    Net income for the fourth quarter declined by 2% to $900,000, or $0.32 per diluted share, compared with a record $922,000, or $0.34 per diluted share, in the fourth quarter last year. The decline in earnings was caused by lower consumer sales, a less profitable medical sales mix and slightly higher manufacturing overhead expense.

    Fiscal Year Results

    Total net sales for fiscal year 2006 increased 6% to $51.6 million compared with $48.4 million in fiscal 2005. The majority of the sales growth came from the medical segment. Earnings for the year increased 25% to $3.1 million compared with $2.4 million in fiscal 2005. Diluted earnings per share increased 24% to $1.10 compared with $0.89 last year. The increase in earnings was mainly the result of strong sales growth in the medical segment and a decline in R&D expenses in the safety catheter segment compared with fiscal 2005.

    Sales in the core medical business grew 21% to $36.7 million in fiscal 2006 compared with $30.3 million in fiscal 2005. Sales of therapeutic surfaces grew by 28% in fiscal 2006 to $26.8 million, representing 73% of total medical sales. The Company's broad line of PressureGuard powered surfaces were sales leaders for the year. The PressureGuard Safety Supreme(TM) mattress was introduced in early fiscal 2006 with a very successful product launch that contributed to the year's excellent growth in medical product sales.

    Custom products segment sales declined by 18% during fiscal 2006 to $14.8 million compared with $18.1 million in fiscal 2005. All of the decline occurred in the consumer portion of the custom products segment and was related to the phase out of the previous product line of foam overlays sold to Wal-Mart. Sales of industrial products, included in the custom products segment, climbed 46% to $3.6 million compared with $2.5 million in fiscal 2005. The increase in industrial sales was primarily attributable to higher demand from existing customers.

    Sales in the safety catheter segment rose to $120,000 in fiscal 2006 and consisted of $75,000 in Secure I.V. sales and $45,000 in sales of HuberPro. Sales of Secure I.V. began in the fourth quarter of fiscal 2005 and HuberPro in the third quarter of this fiscal year.

    Operating income for fiscal 2006 rose 28% to $4.0 million compared with $3.1 million last year due mainly to higher medical sales and lower R&D expenses in the safety catheter segment. Non-operating income declined by 13% during fiscal 2006 because of lower royalty income due to the expiration of the royalty agreement as previously described.

    The operating loss in the safety catheter segment for fiscal 2006 declined 28% to $1.1 million compared with $1.5 million last year mainly due to lower R&D expenses. After tax, this represented a loss of $724,000, or $0.26 per diluted share, in fiscal 2006, compared with $969,000, or $0.35 per diluted share, in fiscal 2005.

    Net income for fiscal 2006 rose by 25% to $3.1 million compared with $2.4 million in fiscal 2005. Diluted earnings per share increased 24% to $1.10 per share compared with $0.89 per share. The increases in net income and earnings per share for fiscal 2006 were mainly the result of the strong growth in the medical business, lower R&D expenses in the safety catheter segment and lower labor costs due to improved manufacturing efficiencies.

    Outlook for Fiscal 2007

    "We expect to report higher sales and earnings in fiscal 2007 based on the strength of our medical business, the main driver of sales and earnings growth for the company," continued Mr. Ferguson. "Our product innovation has been a major factor in our growth. Medical products introduced during the past three years accounted for 40% of medical sales in fiscal 2006. We remain focused on developing new products and increasing our market share in targeted medical product lines. Our expectations for medical sales remain very positive for fiscal 2007; however, we expect our growth rate may be lower than we have seen in the last two fiscal years.

    "We are also optimistic about our prospects for our custom products segment in fiscal 2007 due to the recently launched consumer product line at Wal-Mart and continued growth of industrial sales. After two years of sales declines in this segment due to major changes in the consumer market, we expect the new Fusion product line to provide a solid base on which to build. We also anticipate modest growth in the industrial product line in fiscal 2007, following a 46% industrial sales increase in fiscal 2006. We expect the industrial sales growth to come primarily from new business in the automotive market.

    "The outlook for our safety catheter segment improved late in the year due to new distribution agreements for Secure I.V. and the purchase of the HuberPro infusion set. We expect to gather market feedback over the next two to three quarters that should allow us to more accurately predict the future success of the Secure I.V. and HuberPro product lines," concluded Mr. Ferguson.

    About Span-America Medical Systems, Inc.

    Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt(R), PressureGuard(R), Geo-Mattress(R), Span+Aids(R), Isch-Dish(R), and Selan(R) products. The Company also supplies custom foam and packaging products to the consumer and industrial markets. Span-America's stock is traded on The NASDAQ Global Market under the symbol "SPAN." For more information, visit www.spanamerica.com.

    Forward-Looking Statements

    The Company has made forward-looking statements in this release, regarding management's expectations for future sales and earnings performance. Management wishes to caution the reader that these statements are only predictions. Actual events or results may differ materially as a result of risks and uncertainties facing the Company, including: (a) the potential for volatile pricing conditions in the market for polyurethane foam, (b) the loss of a key distributor for the Company's products, (c) the inability to achieve anticipated sales volumes of medical or custom products, (d) raw material cost increases, (e) the degree of success achieved in manufacturing and selling the Secure I.V. safety catheter product line, (f) potential problems arising from having a sole source contract manufacturer for the Secure I.V. product line, (g) the potential for lost sales due to competition from low-cost foreign imports, (h) changes in relationships with large customers, (i) the impact of competitive products and pricing, (j) government reimbursement changes in the medical market, (k) FDA regulation of medical device manufacturing and other risks referenced in the Company's Securities and Exchange Commission filings. The Company disclaims any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. Span-America Medical Systems, Inc. is not responsible for changes made to this document by wire services or Internet services.



                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                   Statements of Income (Unaudited)


                                            Three Months Ended
                                         ------------------------
                                          Sept. 30,    Oct. 1,
                                            2006        2005     % Chg
                                         -----------------------------

Net sales                                $13,493,056 $14,080,582   -4%
Cost of goods sold                         9,258,732   9,590,205   -3%
                                         ------------------------
Gross profit                               4,234,324   4,490,377   -6%
                                                31.4%       31.9%

Selling and marketing expenses             2,151,078   2,176,578   -1%
Research and development expenses            185,533     253,068  -27%
General and administrative expenses          735,152     740,124   -1%
                                         ------------------------
                                           3,071,763   3,169,770   -3%

Operating income                           1,162,561   1,320,607  -12%
                                                 8.6%        9.4%

Investment income                             67,501      34,215   97%
Royalty income                                     -     115,548 -100%
Other                                         48,746       4,691  939%
                                         ------------------------
Total non-operating income                   116,247     154,454  -25%

Income before income taxes                 1,278,808   1,475,061  -13%
Income taxes                                 379,000     553,000  -31%
                                         ------------------------
Net income                                  $899,808    $922,061   -2%
                                                 6.7%        6.5%
                                         ========================

Net income per share of common stock:
  Basic                                        $0.34       $0.35   -4%
  Diluted                                       0.32        0.34   -4%


Dividends per common share (1)                $0.060      $0.045   33%


Weighted average shares outstanding
----------------------------------------
  Basic                                    2,659,908   2,611,768    2%
  Diluted                                  2,785,898   2,745,907    1%

Supplemental Data
----------------------------------------
  Depreciation expense                      $197,773    $173,316   14%
  Amortization expense                        31,489      35,003  -10%



                                           Twelve Months Ended
                                         ------------------------
                                          Sept. 30,    Oct. 1,
                                            2006        2005     % Chg
                                         -----------------------------

Net sales                                $51,556,548 $48,439,310    6%
Cost of goods sold                        35,857,885  33,725,836    6%
                                         ------------------------
Gross profit                              15,698,663  14,713,474    7%
                                                30.4%       30.4%

Selling and marketing expenses             8,208,043   7,656,876    7%
Research and development expenses            633,608   1,141,198  -44%
General and administrative expenses        2,846,534   2,781,951    2%
                                         ------------------------
                                          11,688,185  11,580,025    1%

Operating income                           4,010,478   3,133,449   28%
                                                 7.8%        6.5%

Investment income                            204,042     113,342   80%
Royalty income                               246,627     497,516  -50%
Other                                        103,664      29,600  250%
                                         ------------------------
Total non-operating income                   554,333     640,458  -13%

Income before income taxes                 4,564,811   3,773,907   21%
Income taxes                               1,510,000   1,335,000   13%
                                         ------------------------
Net income                                $3,054,811  $2,438,907   25%
                                                 5.9%        5.0%
                                         ========================

Net income per share of common stock:
  Basic                                        $1.15       $0.94   23%
  Diluted                                       1.10        0.89   24%


Dividends per common share (1)                $0.195      $0.565  -65%


Weighted average shares outstanding
----------------------------------------
  Basic                                    2,648,635   2,603,932    2%
  Diluted                                  2,771,924   2,739,149    1%

Supplemental Data
----------------------------------------
  Depreciation expense                      $814,210    $715,706   14%
  Amortization expense                       128,971     128,769    0%



(1) Dividends per share for the fiscal year ended October 1, 2005, include a special dividend of $0.40 per share paid on January 12, 2005.




                  SPAN-AMERICA MEDICAL SYSTEMS, INC.
                            Balance Sheets

                                              Sept. 30,     Oct. 1,
                                                2006         2005
                                             (Unaudited)     (Note)
                                             ------------ ------------

Assets
Current assets:
   Cash and cash equivalents                    $975,525     $894,386
   Securities available for sale               5,134,882    4,106,326
   Accounts receivable, net of allowances      6,986,794    7,232,522
   Inventories                                 4,353,479    3,216,483
   Prepaid expenses and deferred income taxes    735,684      557,172
                                             ------------ ------------
Total current assets                          18,186,364   16,006,889

Property and equipment, net                    8,132,057    8,089,511
Cost in excess of fair value of net assets
 acquired, net of accumulated amortization     1,924,131    1,924,131
Other assets                                   2,769,926    2,645,314
                                             ------------ ------------
                                             $31,012,478  $28,665,845
                                             ============ ============

Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable                           $2,374,357   $2,704,100
   Accrued and sundry liabilities              2,474,049    2,664,618
                                             ------------ ------------
Total current liabilities                      4,848,406    5,368,718

Deferred income taxes                            815,000      869,000
Deferred compensation                            831,614      866,750
                                             ------------ ------------
Total liabilities                              6,495,020    7,104,468

Shareholders' equity
   Common stock, no par value, 20,000,000
    shares authorized; issued and outstanding
    shares 2,660,345 (2006) and 2,611,768
    (2005)                                     1,032,118      707,016
   Additional paid-in capital                    136,614       41,882
   Retained earnings                          23,352,221   20,814,191
   Accumulated other comprehensive loss           (3,495)      (1,712)
                                             ------------ ------------
Total shareholders' equity                    24,517,458   21,561,377
                                             ------------ ------------

                                             $31,012,478  $28,665,845
                                             ============ ============

Note: The Balance Sheet at October 1, 2005, has been derived from the audited financial statements at that date.

    CONTACT: Span-America Medical Systems, Inc.
             Jim Ferguson, 864-288-8877, ext. 6912
             President and Chief Executive Officer